Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Record Fourth Quarter and Full Year 2014 Results
Dallas, January 22, 2015: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported record fourth quarter 2014 adjusted earnings per share of $1.28 versus $1.04 in the prior year quarter.
Fourth quarter 2014 financial highlights:

•
Record fourth quarter adjusted earnings per share of $1.28, up 23 percent from prior year, driven by increased flexibility in the Acetyl Chain to respond to industry dynamics and the impact of productivity initiatives

•	Record fourth quarter adjusted EBIT margin of 18.1 percent, 300 basis points higher year-over-year

•	Deployed $49 million of cash, repurchasing approximately 820 thousand shares
Full year 2014 financial highlights:

•
Record adjusted earnings per share of $5.67, up 26 percent from prior year, primarily due to the increased ability to respond to changing industry dynamics in the Acetyl Chain and the strength of the model in the Materials business

•	Record adjusted EBIT margin of 18.6 percent, a 240 basis points increase over prior year

•	Record operating cash flow of $962 million and adjusted free cash flow of $553 million driven by strong earnings

•	Deployed $250 million of cash, repurchasing approximately 4.3 million shares

•	Increased cash dividends paid to shareholders by 73 percent compared to prior year, to $144 million

•	Improved credit profile through debt payments in excess of $200 million and an incremental $100 million US pension plan contribution

	Three Months Ended		Year Ended
	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
	(unaudited)
	(In $ millions, except per share data)
Net sales
Advanced Engineered Materials	331	366	1,459	1,352
Consumer Specialties	278	291	1,160	1,214
Industrial Specialties	265	314	1,224	1,155
Acetyl Intermediates	814	937	3,493	3,241
Other Activities	—	—	—	—
Intersegment elimination	(129)	(139)	(534)	(452)
Total	1,559	1,769	6,802	6,510

	Three Months Ended		Year Ended
	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
	(unaudited)
	(In $ millions, except per share data)
Operating profit (loss) attributable to Celanese Corporation(1)
Advanced Engineered Materials	57	51	221	904
Consumer Specialties	104	105	388	346
Industrial Specialties	16	16	76	64
Acetyl Intermediates(1)	146	175	562	153
Other Activities	(376)	(36)	(485)	41
Total	(53)	311	762	1,508
Net earnings (loss)	(85)	252	620	1,101
Adjusted EBIT / Total segment income(2)	282	355	1,268	1,056
Operating EBITDA(2)	354	428	1,558	1,358
Diluted EPS - continuing operations(3)	$(0.54)	$1.66	$4.04	$6.91
Diluted EPS - total	$(0.55)	$1.63	$4.00	$6.91
Adjusted EPS(2)	$1.28	$1.61	$5.67	$4.50
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(1)
Operating profit (loss) for Acetyl Intermediates has been adjusted to remove 50% of the operating profit (loss) attributable to the company's Fairway venture which is 50% owned by Celanese Corporation, but consolidated into the results of Celanese Corporation under US GAAP.

(2)	See "Non-US GAAP Financial Measures" below.

(3)
Fourth quarter 2014 includes an aggregate net loss of $256 million, primarily related to net actuarial losses partially offset by gains on pension plan and medical plan changes. Fourth quarter 2013 includes an aggregate net gain of $753 million, primarily related to the final disposition of the Kelsterbach site, net actuarial gains and net gains on pension plan and medical plan changes partially offset by exit costs and asset impairment losses for certain sites.

Additional information about the company's prior period performance is included in its Quarterly Reports on Form 10-Q and in its Current Year Reconciliations to Non-US GAAP Financial Measures available on the company's website at www.celanese.com in the Investor Relations section.

"I am pleased to report record fourth quarter earnings of $1.28 per share, 23 percent higher than the prior year. We generated these strong results with a more robust and responsive business model in the Acetyl Chain(4) along with productivity actions. In our Materials business(4), we delivered excellent results as we continued to add value to customers through innovation and specified products and applications. I am thankful to our global teams for their hard work and dedication," said Mark Rohr, chairman and chief executive officer. "For the year, we grew adjusted earnings to $5.67 per share, a record and 26 percent higher than the prior year. Our strong earnings drove operating cash flow of $962 million and adjusted free cash flow of $553 million, both records. We returned a significant portion of this cash to shareholders, deploying $250 million to repurchase approximately 4.3 million shares of stock during the year. We distributed $144 million in dividends in 2014, a 73 percent increase over the prior year. We also improved our credit profile, making more than $200 million in debt payments and funded our US pension plan by an additional $100 million. We finished the year with the strongest balance sheet in our history."
Full Year Business Segment Overview
Advanced Engineered Materials
In Advanced Engineered Materials, segment income margin expanded 20 basis points to 22.5 percent on record segment income of $329 million, driven by the business' ability to leverage deep customer relationships and develop solutions that resonate with customers' growth strategies. Volumes increased 9 percent reflecting increased sales in Asia and Europe driven by auto, industrial and consumer applications. Global auto penetration increased to approximately 2 kg per vehicle. Pricing was 1 percent lower than the prior year reflecting the segments' targeted growth strategy in Asia as well as overall product mix. Affiliate earnings improved by $13 million.
Consumer Specialties
Segment income in Consumer Specialties was $460 million as segment income margin expanded 380 basis points over the prior year to 39.7 percent, both records. Pricing increased 1 percent which combined with productivity initiatives, including lower raw material costs, more than offset 5 percent lower volumes. Dividends from the cellulose derivatives ventures increased $23 million.
Industrial Specialties
Industrial Specialties' segment income was $64 million with segment income margin of 5.2 percent, 110 basis points lower than the prior year. Volumes increased 1 percent driven by growth in the business' differentiated VAE technology in Asia and Europe. Pricing increased 5 percent but was more than offset by higher raw material costs, primarily VAM in emulsion polymers in Europe and higher ethylene in EVA polymers.
Acetyl Intermediates
In Acetyl Intermediates, segment income margin expanded 640 basis points to 15.7 percent on segment income of $547 million. Pricing increased 11 percent over prior year due to increased flexibility in the segment's business model and unplanned industry outages. The higher pricing and productivity initiatives more than offset 3 percent lower volumes.

______________________________
(4) Acetyl Chain includes Acetyl Intermediates and Industrial Specialties segments; Materials includes Advanced Engineered Materials and Consumer Specialties segments.

Recent Highlights

•
Received The American Composites Manufacturers Association's Most Creative Composites Application Award for "Excellence in the Design Category" for high-performance carbon fiber strands used in overhead conductors.

•	Introduced a family of low-friction and low-wear thermoplastic polymers for medical devices that enables the device to operate smoothly providing a high degree of patient comfort and consistency.

•
Opened a new sales center in Istanbul, Turkey to support customer growth of the company's intermediate chemistry, engineered materials and emulsion polymers portfolio in Turkey and the greater European region.

•	Announced formation of a Commercial and Technology Center in Mexico to support the growth of global customers, particularly in Latin America, and to advance technical capabilities.

•	Signed a letter of intent with Setsunan to compound the company's engineered polymers in Setsunan's Japanese facilities.

•	Increased share repurchase authorization to $500 million; $451 million remaining at December 31, 2014.
Fourth Quarter Business Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials' segment income margin was 19.3 percent on segment income of $64 million. Volumes declined 6 percent sequentially reflecting typical seasonal trends in North America and Europe across end use markets. Auto penetration was consistent at approximately 2 kg per vehicle. Pricing declined 1 percent due to product and regional mix.
Consumer Specialties
In Consumer Specialties, segment income margin was 39.6 percent, consistent with prior quarter, on segment income of $110 million. Volumes declined 4 percent sequentially on seasonality while pricing was consistent with the third quarter. Dividends from the cellulose derivatives ventures were $29 million.
Industrial Specialties
Industrial Specialties' segment income margin declined 220 basis points to 2.6 percent on segment income of $7 million. Volumes decreased 14 percent sequentially mainly due to normal fourth quarter seasonality in emulsion polymers. Pricing was consistent sequentially as product mix in EVA polymers offset slightly lower pricing in emulsion polymers on lower raw material pricing.
Acetyl Intermediates
In Acetyl Intermediates, fourth quarter segment income was $137 million. Segment income margin was 16.8 percent, 110 basis points below prior quarter but 670 basis higher than the prior year quarter reflecting productivity actions and increased flexibility in the business to respond to prevailing industry dynamics. Sequentially volumes declined 7 percent and pricing was down 5 percent from prior quarter, primarily driven by fewer industry outages in VAM during the fourth quarter than in prior quarters this year.
Cash Flow
During the fourth quarter, the company generated operating cash flow of $166 million driven by continued strong earnings. Adjusted free cash flow for the quarter was $29 million.
The company deployed $49 million of cash, repurchasing approximately 820 thousand shares in the quarter. $451 million remains under the current share repurchase authorization as of December 31, 2014.
As of December 31, 2014, the company's net debt was below $2.0 billion, $114 million lower than prior year end. During the fourth quarter the company de-leveraged and lowered its borrowing cost, redeeming $600 million of 6.625% senior unsecured notes using balance sheet cash plus $378 million in proceeds from a recently completed €300 million 3.250% senior unsecured notes offering.
Outlook
"Our teams delivered exceptional performance in 2014. We demonstrated increased flexibility in the Acetyl Chain and continued to provide customers with innovative solutions that add value in our Materials business," said Rohr. "We begin 2015 with a strong underlying business that should help us mitigate some of the volatility in the macroeconomic environment. Our focus as a company will be on the things we can control. However, with the level of global uncertainty that exists today, we anticipate adjusted earnings for 2015 will be in the range of $5.00 to $5.50 per share."
The company's earnings presentation and prepared remarks related to the fourth quarter results will be posted on its website at www.celanese.com in the investor section after market close on January 22, 2015.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,500 employees worldwide and had 2014 net sales of $6.8 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-US GAAP Financial Measures
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items and amounts attributable to noncontrolling interests ("NCI"). Adjusted EBIT by business segment may also be referred to by management as segment income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items and amounts attributable to NCI. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and amounts attributable to NCI, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments, including amounts attributable to NCI and capital contributions from outside stockholders of the Company's consolidated ventures.

•	Net debt is defined by the Company as total debt less cash and cash equivalents, adjusted for amounts attributable to NCI.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about January 22, 2015 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
	(In $ millions, except share and per share data)
Net sales	1,559	1,769	1,616
Cost of sales	(1,165)	(1,333)	(1,249)
Gross profit	394	436	367
Selling, general and administrative expenses	(417)	(118)	5
Amortization of intangible assets	(4)	(5)	(6)
Research and development expenses	(18)	(22)	(12)
Other (charges) gains, net	(6)	20	(147)
Foreign exchange gain (loss), net	(1)	1	(1)
Gain (loss) on disposition of businesses and asset, net	(2)	(2)	738
Operating profit (loss)	(54)	310	944
Equity in net earnings (loss) of affiliates	53	52	30
Interest expense	(27)	(41)	(42)
Refinancing expense	(25)	(4)	—
Interest income	(4)	3	—
Dividend income - cost investments	29	29	24
Other income (expense), net	(3)	(2)	(1)
Earnings (loss) from continuing operations before tax	(31)	347	955
Income tax (provision) benefit	(52)	(90)	(299)
Earnings (loss) from continuing operations	(83)	257	656
Earnings (loss) from operation of discontinued operations	(3)	(7)	(3)
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	1	2	1
Earnings (loss) from discontinued operations	(2)	(5)	(2)
Net earnings (loss)	(85)	252	654
Net (earnings) loss attributable to noncontrolling interests	1	1	—
Net earnings (loss) attributable to Celanese Corporation	(84)	253	654
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	(82)	258	656
Earnings (loss) from discontinued operations	(2)	(5)	(2)
Net earnings (loss)	(84)	253	654
Earnings (loss) per common share - basic
Continuing operations	(0.54)	1.67	4.17
Discontinued operations	(0.01)	(0.03)	(0.01)
Net earnings (loss) - basic	(0.55)	1.64	4.16
Earnings (loss) per common share - diluted
Continuing operations	(0.54)	1.66	4.16
Discontinued operations	(0.01)	(0.03)	(0.01)
Net earnings (loss) - diluted	(0.55)	1.63	4.15
Weighted average shares (in millions)
Basic	153.4	154.5	157.4
Diluted	153.4	155.2	157.7

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2014	2013
	(In $ millions, except share and per share data)
Net sales	6,802	6,510
Cost of sales	(5,186)	(5,145)
Gross profit	1,616	1,365
Selling, general and administrative expenses	(758)	(311)
Amortization of intangible assets	(20)	(32)
Research and development expenses	(86)	(85)
Other (charges) gains, net	15	(158)
Foreign exchange gain (loss), net	(2)	(6)
Gain (loss) on disposition of businesses and asset, net	(7)	735
Operating profit (loss)	758	1,508
Equity in net earnings (loss) of affiliates	246	180
Interest expense	(147)	(172)
Refinancing expense	(29)	(1)
Interest income	1	1
Dividend income - cost investments	116	93
Other income (expense), net	(4)	—
Earnings (loss) from continuing operations before tax	941	1,609
Income tax (provision) benefit	(314)	(508)
Earnings (loss) from continuing operations	627	1,101
Earnings (loss) from operation of discontinued operations	(11)	—
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	4	—
Earnings (loss) from discontinued operations	(7)	—
Net earnings (loss)	620	1,101
Net (earnings) loss attributable to noncontrolling interests	4	—
Net earnings (loss) attributable to Celanese Corporation	624	1,101
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	631	1,101
Earnings (loss) from discontinued operations	(7)	—
Net earnings (loss)	624	1,101
Earnings (loss) per common share - basic
Continuing operations	4.07	6.93
Discontinued operations	(0.04)	—
Net earnings (loss) - basic	4.03	6.93
Earnings (loss) per common share - diluted
Continuing operations	4.04	6.91
Discontinued operations	(0.04)	—
Net earnings (loss) - diluted	4.00	6.91
Weighted average shares (in millions)
Basic	155.0	158.8
Diluted	156.2	159.3

Consolidated Balance Sheets - Unaudited

	As of December 31, 2014	As of December 31, 2013
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	780	984
Trade receivables - third party and affiliates, net	801	867
Non-trade receivables, net	241	343
Inventories	782	804
Deferred income taxes	29	115
Marketable securities, at fair value	32	41
Other assets	33	28
Total current assets	2,698	3,182
Investments in affiliates	876	841
Property, plant and equipment, net	3,733	3,425
Deferred income taxes	253	289
Other assets	377	341
Goodwill	749	798
Intangible assets, net	132	142
Total assets	8,818	9,018
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	137	177
Trade payables - third party and affiliates	757	799
Other liabilities	432	541
Deferred income taxes	7	10
Income taxes payable	5	18
Total current liabilities	1,338	1,545
Long-term debt	2,608	2,887
Deferred income taxes	141	225
Uncertain tax positions	159	200
Benefit obligations	1,211	1,175
Other liabilities	283	287
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(611)	(361)
Additional paid-in capital	103	53
Retained earnings	3,491	3,011
Accumulated other comprehensive income (loss), net	(165)	(4)
Total Celanese Corporation stockholders' equity	2,818	2,699
Noncontrolling interests	260	—
Total equity	3,078	2,699
Total liabilities and equity	8,818	9,018